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                                                                  EXHIBIT 99.2




         FOR RELEASE - APRIL 15, 2002

         CORNING CONTACT:
         MEDIA RELATIONS                                 INVESTOR RELATIONS
         Daniel F. Collins                               Katherine M. Dietz
         (607)974-4197                                   (607)974-8217
         collinsdf@corning.com                           dietzkm@corning.com

        JAMES R. HOUGHTON TO ASSUME CEO POSITION AT CORNING INCORPORATED

                     PRESIDENT & CEO JOHN W. LOOSE TO RETIRE
                  WENDELL P. WEEKS TO BE NAMED PRESIDENT & COO

         CORNING, N.Y. - Corning Incorporated (NYSE: GLW) said today that John
         W. Loose, 60, president and chief executive officer, has announced plans to retire from the company on April 25 at Corning's annual shareholders meeting. Corning's Board of Directors has named James R. Houghton, 66, the company's current chairman of the board, to the additional position of chief executive officer. Houghton has been serving as Corning's non-executive chairman since June 2001, and previously served as Corning's chairman and CEO from 1983 to 1996.

         Houghton said, "Along with others in the communications equipment industry, Corning is being impacted by dramatically reduced telecommunications carriers' capital spending. Nevertheless, our fundamental strengths in materials technology and manufacturing remain world-class and have allowed us to continue to maintain market leadership in these difficult times. I am encouraged by the recent bottoming out of sales and the impact of our cost reduction programs. Although our telecommunications results remain weak, we are seeing improved results in a number of our information display and advanced materials businesses."

         "I am absolutely committed to restoring this company to profitability in 2003 and I am pleased to guide a team that has the talent and resources to achieve it," Houghton said.

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         JAMES R. HOUGHTON TO ASSUME CEO POSITION AT CORNING INCORPORATED
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         Corning also announced that Wendell P. Weeks, 42, president of Corning
         Optical Communications, will be nominated to become the company's president and chief operating officer. Peter F. Volanakis, 46, will report to Weeks and continue as president of Corning Technologies and as a member of Corning's Board of Directors. James B. Flaws, 53, currently executive vice president and chief financial officer, will be nominated to be vice chairman of the board of directors and will remain CFO. Dr. Joseph A. Miller Jr., 60, will be nominated to be executive vice president and continue as chief technology officer. Kirk P. Gregg, 42, will be nominated to be executive vice president and chief administrative officer.

         These nominations are expected to be ratified by the Corning Board of Directors at its April meeting. Houghton also said, "I will chair a Management Committee which will consist of Weeks, Flaws, Miller, Gregg and Volanakis. I will work very closely with this new management committee to drive the improvement necessary in Corning's operating results. It is clear that the challenges which are before us require that we continue to appropriately allocate all of our resources, including management, to ensure that we respond to the realities of the markets. We will go forward bringing to these tasks Corning's fundamental strengths: a strong balance sheet; a solid base of technology and R&D capabilities; and dedicated employees and leadership team to the dynamic and growing markets in which we have chosen to compete."

         Commenting on his planned retirement, Loose said, "I am confident that the restructuring and cost reduction programs that we have put into place, and those that we will be implementing during 2002, will lay the groundwork for a return by Corning in 2003 to its historic position as a profitable company. Having accomplished this and having just turned 60, I am looking forward to being able to spend more time with my family and to pursue personal interests."

         Houghton said, "The Board of Directors, on behalf of shareholders and employees, expresses its gratitude for John's leadership and commitment during a difficult period for Corning, brought on in a major way by difficulties being experienced by the telecommunications industry and related businesses. All of us appreciate what John has accomplished for Corning throughout his 38 years of distinguished service."

         In a separate announcement made today, Corning announced its preliminary results for the first quarter. Corning will officially announce its first quarter results on April 22, after the close of trading on the New York Stock Exchange.

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         JAMES R. HOUGHTON TO ASSUME CEO POSITION AT CORNING INCORPORATED
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         ABOUT CORNING INCORPORATED
         Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television, information technology and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning revenues for 2001 were $6.3 billion.

                                       ###

         FORWARD-LOOKING AND CAUTIONARY STATEMENTS
         This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.